Exhibit 97

INCENTIVE-BASED COMPENSATION CLAWBACK POLICY

A. Objective

The purpose of this policy is to implement the recovery of erroneously awarded incentive-based compensation as required under the listing standards issued by the New York Stock Exchange ("NYSE") in the United States ("U.S.") pursuant to Section 10D-1 of the Securities Exchange Act of 1934 and the relevant rules and guidance thereunder.

B. Background

PLDT Inc. ("PLDT" or the "Company") maintains an American Depositary Receipt facility whereby American Depositary Shares ("ADSs") are listed and traded on the NYSE under the symbol "PHI". Accordingly, PLDT is classified as a foreign private issuer and thus required to comply with U.S. securities laws including rules and regulations issued by the NYSE.

In June 2023, the NYSE, pursuant to Section 10D-1 of the Securities Exchange Act and Rule 10D-1 promulgated thereunder, issued listing standards that require listed issuers, including foreign private issuers such as PLDT, to implement a written clawback policy which requires the recovery of erroneously awarded incentive based compensation from current or former executive officers in the event that the issuer is required to prepare an accounting restatement, provided that such incentive-based compensation was received during the three completed fiscal years immediately preceding the date the issuer is required to prepare the accounting restatement. The recoverable amount is the difference between the amount actually received by the executive officers determined on a pre-tax basis and the amount that would have been received based on the restated amount.

C.
Definition of Terms

In this incentive-based compensation clawback policy (the "Policy"), unless the context otherwise requires, the following terms shall have the following meanings:

"Board" means the Company's Board of Directors.

"ECC" means the Executive Compensation Committee of the Board, provided that, for purposes of determining whether recovery of Incentive-Based Compensation that is Erroneously Awarded Compensation would be Impracticable, "ECC" shall mean the committee of the Board responsible for executive compensation decisions comprised solely of independent directors, or in the absence of such a committee, a majority of the independent directors serving on the Board.

"Erroneously Awarded Compensation" means the amount of Incentive-Based Compensation received by a current or former Officer that exceeds the amount of Incentive-Based Compensation that would have been received by such current or former Officer based on a restated Financial Reporting Measure, as determined on a pre-tax basis.

"Financial Reporting Measure" means any measure determined and presented in accordance with the accounting principles used in preparing the Company's financial statements, and any measures derived wholly or in part from such measures, including Generally Accepted Accounting Principles (GAAP), International Financial Reporting Standards (IFRS), Philippine Financial Reporting Standards and non-GAAP /non-lFRS/non-PFRS financial measures, as well as stock or share price and total equity holder return.

"Impracticable" means, with respect to the recovery of Erroneously Awarded Compensation, when:

(a)
the costs paid to third parties to assist in enforcing recovery would exceed the Erroneously Awarded Compensation; provided that the Company: (i) has made reasonable attempts to recover the Erroneously Awarded Compensation, (ii) documented such attempt(s), and (iii) provided such documentation to the NYSE;

(b)
recovery would violate Philippine law that has been in effect prior to November 28, 2022; provided that the Company has (i) obtained an opinion of Philippine counsel, acceptable to the NYSE, that recovery would result in such violation, and (ii) provided such opinion to the NYSE; or

(c)
recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401 (a)(13) or 26 U.S.C. 411 (a) and the regulations thereunder, when such requirement becomes applicable to PLDT.

"Incentive-Based Compensation" means, with respect to a Restatement, any compensation (including cash and equity) that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures and received by a person: (a) after such person began service as an Officer; (b) who served as an Officer at any time during the performance period for that compensation; (c) while the Company has a class of its securities listed on a national securities exchange or association; and (d) during the applicable Three-Year Period.

"Officer" means each person who, as determined by the Company, serves as a Company officer as defined in Section 16 of the Securities Exchange Act of 1934, as amended. For purposes of this Policy, the term "Officer" means any of the following:

(a)
the president and chief executive officer of the Company;
(b)
the principal financial officer and/or principal accounting officer (or, if there is no principal accounting officer, the controller) of the Company;
(c)
any vice-president of the Company who is a group head of a principal business unit, division or function (such as Home, Wireless, and Enterprise) or other major functions (such as People, Legal, Finance, Transformation, and Supply Chain); or
(d)
any other officer or person who performs policy-making functions for the Company, which may include, a principal executive officer, principal financial officer or principal accounting officer (or controller) of a subsidiary of the Company;
(e)
any other officer or person (including consultants or advisors) whom the Executive Compensation Committee, in its assessment, determines to be subject to the Policy.

"Restatement" means an accounting restatement to correct the Company's material non-compliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements: (a) that is material to the previously issued financial statements; or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

"Three-Year Period" or "Look-Back Period" means, with respect to a Restatement, the three completed fiscal years immediately preceding the date that: (a) the Board concludes, or reasonably should have concluded, that the Company is required to prepare such Restatement, or (b) , if earlier, the date on which a court, regulatory body or other legally authorized entity directs the Company to prepare such Restatement.

D.
General Guidelines

•
Persons subject to the Policy

This Policy shall apply to current and former Officers.

•
Compensation covered by the Policy

This Policy shall apply to Incentive-Based Compensation received on or after the Effective Date. For purposes of this Policy, Incentive-Based Compensation is "received" in the Company's fiscal period during which the relevant Financial Reporting Measure is attained or satisfied, regardless of whether the grant, vesting or payment of the Incentive-Based Compensation is made after the end of that period.

Incentive-Based Compensation subject to recovery under this Policy would include, without limitation, the following compensation elements:

o
Short-Term Incentive Plan (STIP), Long-Term Incentive Plan (LTIP), or any non equity incentive awards earned based upon achievement of a Financial Reporting Measure; and
o
Equity awards where vesting is contingent on achievement of a Financial Reporting Measure.

The following compensation will not be considered Incentive-based Compensation:

o
Salaries;
o
Discretionary Bonuses;
o
Bonuses paid solely upon satisfying strategic or operational milestones or completion of a service period;
o
Non-equity incentive awards earned solely upon satisfying strategic measures or operational measures (e.g., project-based awards not based on achievement of a Financial Reporting Measure);
o
Equity awards where vesting is contingent solely on completing a specified employment or service period and/or attaining non- Financial Reporting Measures; and
o
Standard employee benefits.

•
Recovery and Look-back Period

If the Company is required to prepare a Restatement, the Company shall recover, reasonably promptly, the portion of any Incentive-Based Compensation that is Erroneously Awarded Compensation, unless the ECC has determined that recovery would be Impracticable.

Recovery shall be required in accordance with the preceding sentence regardless of whether or when restated financial statements are actually filed by the Company.

The date that the Company is required to prepare an accounting restatement is the earlier of:

a.
The date the Board concludes that the Company is required to prepare an accounting restatement; or
b.
The date a court, regulatory body, or other legally authorized entity directs the Company to prepare an accounting restatement.
•
Administration

This Policy shall be administered and interpreted by the ECC. The ECC, in its sole discretion, shall determine the manner of recovery of any Erroneously Awarded Compensation. All determinations and decisions made by the ECC pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company and its subsidiaries, shareholders and employees. The ECC may delegate administrative duties with respect to this Policy.

The ECC may amend, modify or terminate this Policy in whole or in part at any time and from time to time in its sole discretion. This Policy will terminate automatically when the Company's ADSs are delisted from the NYSE or when the Company ceases to have a class of securities listed on a national securities exchange or association in the U.S.

•
Indemnification

The Company shall not indemnify or insure any Officer against the loss of any Erroneously Awarded Compensation pursuant to this Policy, nor shall the Company directly or indirectly pay or reimburse any Officer for any premiums for third-party insurance policies that such person may elect to purchase to fund such Officer's potential obligations under this Policy. None of the Company, a subsidiary of the Company or any member of the ECC or the Board shall have any liability to any person as a result of actions taken under this Policy.

•
Application and Enforceability

Except as otherwise determined by the ECC, the adoption of this Policy does not limit, and is intended to apply in addition to, any other clawback, recoupment, forfeiture or similar policies or guidelines: {a) of the Company or its subsidiaries, including any such policies or guidelines of such effect that are contained in any employment agreement, bonus plan, incentive plan, equity-based plan or stock grant agreement or any other similar plan, program or agreement of the Company or its subsidiaries; or (b) under applicable law. The remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company or its subsidiaries.

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Effective Date

The Policy is effective as of October 2, 2023.